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                                                                   EXHIBIT 5.01

                                          May 13, 1998

Federated Investors, Inc.
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779

Ladies and Gentlemen:

  You have requested our opinion with respect to the matters set forth below in connection with (a) the issuance and sale by Federated Investors, Inc., a Pennsylvania corporation (the "Company"), of shares of the Company's Class B Common Stock, no par value per share ("Original Issue Shares"), and (b) the sale by certain selling shareholders (the "Selling Shareholders") of shares of the Class B Common Stock of the Company, no par value per share (the "Selling Shareholder Shares," and together with the Original Issue Shares, the "Shares"), as described below.

  An aggregate of 2,610,000 Original Issue Shares and 14,947,226 Selling Shareholder Shares will be sold in an initial public offering (the "Offering") to be made pursuant to a purchase agreement (the "U.S. Purchase Agreement") among the Company, the Selling Shareholders, and certain underwriters, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and Smith Barney Inc. (the "U.S. Underwriters") and a purchase agreement (the "International Purchase Agreement," and together with the U.S. Underwriting Agreement, the "Underwriting Agreements") among the Company, the Selling Shareholders, and certain underwriters, including Merrill Lynch International, PaineWebber International (U.K.) Ltd. and Smith Barney Inc. (the "International Underwriters"). In addition, the Company and certain of the Selling Shareholders have granted to the U.S. Underwriters and the International Underwriters options ("Overallotment Options"), exerciseable during the 30-day period after the date of the Prospectus, to purchase an aggregate of 390,000 additional Original Issue Shares and 2,242,087 additional Selling Shareholder Shares to cover over-allotments, if any, made on the sale of Class B Common Stock of the Company pursuant to the Offering. The Company has filed a Registration Statement on Form S-1 (the "S-1") for the purpose of registering the issuance of the Original Issue Shares under the Securities Act of 1933 (the "1933 Act"). The Company has also filed a Registration Statement on Form S-1 in accordance with Rule 462(b) under the 1933 Act (the "462(b) Registration Statement") in connection with the registration of 1,455,543 additional shares.

  Contingent upon and concurrently with the consummation of the Offering, the Selling Shareholder Shares will be issued pursuant to an Agreement and Plan of Merger, dated as of February 20, 1998 (the "Plan"), between Federated Investors, a Delaware business trust (the "Trust"), and the Company. The Plan provides for the merger of the Trust into the Company, which is a wholly-owned subsidiary of the Trust, with the Company as the surviving corporation (the "Merger"). The Trust has issued and outstanding both (a) shares of Class A Common Stock, $1.00 stated value per share ("Trust Class A Commons Shares") and (b) shares of Class B Common Stock, $0.01 stated value per share ("Trust Class B Common Shares"). Pursuant to the Merger, each issued and outstanding Trust Class A Common Share will be converted into one share of Class A Common Stock of the Company, no par value per share (the "Class A Common Stock"), and each issued and outstanding Trust Class B Common Share will be converted into one share of Class B Common Stock of the Company, no par value per share (the "Class B Common Stock"). The Selling Shareholder Shares comprise a portion of the Class B Common Stock issued pursuant to the Merger. In connection with the Merger, the Company has filed a Registration Statement on Form S-4 (the "S-4," and together with the S-1 and the 462(b) Registration Statement, the "Registration Statements") for the purpose of registering the issuance of the Class A Common Stock and the Class B Common Stock under the 1933 Act. Under the Plan, the Merger is conditioned upon, among other things, the effectiveness of the Registration Statements and the consummation of the Offering on terms and conditions (including size and price) satisfactory to the Company and the Trust.

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Federated Investors, Inc.
May 13, 1998
Page 2

  We have examined the Company's Restated Articles of Incorporation (the "Articles") and Restated Bylaws (the "Bylaws"), to become effective at the Effective Time of the Merger, and resolutions adopted by the Board of Directors of the Company relating to, among other things, (i) adoption and approval of the Articles and Bylaws, (ii) authorization of the issuance, offer and sale of Shares pursuant to the Offering and the Overallotment Options,
(iii) authorization of the preparation and filing of the Registration Statements and any amendments thereto, (iv) authorization to enter into the Underwriting Agreements, and (v) authorization to take such action as necessary to qualify or register for the sale of securities under the applicable laws of various states. We have also reviewed the Underwriting Agreements and the Registration Statements and such other documents relating to the authorization, issuance and sale of the Shares as we have deemed necessary in order to express an informed opinion on the matters set forth below.

  On the basis of the foregoing, it is our opinion that (i) the Shares are duly authorized; (ii) assuming that consideration therefor will be paid in accordance with the terms of the Plan, and subject to compliance with the 1933 Act and applicable state laws regulating the distribution of securities and the consummation of the Merger, the Selling Shareholder Shares may be issued and, when so issued, will be legally issued and outstanding, fully-paid and nonassessable; (iii) assuming that consideration therefor will be paid in accordance with the terms of the Underwriting Agreements and the Plan, and subject to compliance with the 1933 Act and applicable state laws regulating the distribution of securities, the Original Issue Shares may be issued and, when so issued, will be legally issued and outstanding, fully-paid and nonassessable.

  We are opining herein only as to the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules, and we express no opinion as to the possible applicability to, or effect on, any of the matters covered herein of the laws of any other jurisdiction or the federal laws of the United States.

  We hereby consent to the filing of this opinion as an exhibit to the S-1 and the 462(b) Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus filed as part of the S-1.

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP
                                          KIRKPATRICK & LOCKHART LLP